BUSINESS DEVELOPMENT/ADVISORY SERVICES AGREEMENT

THIS AGREEMENT is dated as of March 12, 2013 (the “Effective Date”).

BETWEEN:

PEDIATRX INC.

(“PEDX”)

AND:

PHYS PHARMA LLC

(the “Company”)

WHEREAS:

A.	PEDX owns certain rights to Granisol™, (granisetron HCI), an oral solution used in cancer care to treat nausea and vomiting associated with cancer treatment (“Granisol”);

B.	Apricus Biosciences, Inc. (“Apricus”) owns certain rights to Granisol obtained pursuant to a Co- Promotion Agreement between Apricus and PEDX dated February 21, 2012;

C.	Each of PEDX and Apricus have expressed an interest in bundling their respective interests in Granisol for the limited purpose of marketing and selling Granisol to a single purchaser;

D.

The Company, which is engaged in the business of providing business development advisory and consulting services to life sciences companies, is aware of and has access to certain persons that might be interested in purchasing an interest in Granisol; and

E.	PEDX and the Company desire to enter into a relationship on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

1.	Services

	(a)	During the Term (as hereinafter defined) of this Agreement, the Company shall provide the following services (the “Services”) to PEDX:

(i)

From time-to-time during the Term of this Agreement, the Company shall provide to PEDX a written list (the “List”) of select biopharmaceutical companies which the Company believes might have an interest in acquiring Granisol (collectively, “Prospective Purchasers”).

(ii)

From the List, PEDX and the Company shall collaborate in the selection of Prospective Purchasers to be contacted by the Company and the Company shall assist PEDX in marketing and selling Granisol to those selected Prospective Purchasers, including arranging for an introduction and the initiation of dialogue with those Prospective Purchasers.

(iii)	On an as-needed, as-requested basis, the Company shall assist PEDX in negotiating and documenting the sale of any interest in Granisol to a Prospective Purchaser.

(iv)

The Company shall provide written status reports to PEDX on a bi-weekly basis (or such other period as the parties may agree), detailing any contacts, discussions, etc., with Prospective Purchasers, in such form as PEDX may require, acting reasonably.

(v)

If and to the extent that PEDX is able to come to an arrangement with Apricus pursuant to which PEDX and Apricus will cooperate in the sale of their respective interests in Granisol, the Company shall coordinate its efforts to market and sell its interest in Granisol with Apricus.

(b)	If:

(i)

during the Term of this Agreement the Company, in good faith, makes an introduction to someone with high-level decision making authority within a Prospective Purchaser’s organization, and performs the Services; and

	(ii)	PEDX sells Granisol, or an interest in Granisol, to that Prospective Purchaser either

		(A)	during the Term of this Agreement,

		(B)	during a period of six (6) months following the expiration or sooner termination of the Term (the “Tail Period”), or

		(C)	pursuant to a written agreement with the Prospective Purchaser for the sale of Granisol entered into during the Term or the Tail Period,

then such sale shall be considered to be a “Qualifying Transaction” the Company shall be eligible to receive the Fee, as defined in Section 2 of this Agreement, below.

(c)

the Company acknowledges and agrees that PEDX shall be under no obligation to enter into any contract or other business relationship with any Prospective Purchaser and the decision to enter into any such contract or other business relationship and the terms thereof, shall be at the sole discretion of PEDX.

2.	Compensation

(a)

Upon completion of a Qualifying Transaction, PEDX shall pay to the Company a fee (the “Fee”) in an amount equal to twenty percent (20%) of the net proceeds received by PEDX at closing (the “Proceeds”). The Fee shall be paid to the Company by PEDX within ten (10) days after receipt by PEDX. If any of the Proceeds are subject to a “holdback” or “clawback” or similar withholding or obligation to repay, the Fee shall be prorated and paid accordingly. If the Proceeds are received in any form other than cash, the Fee shall be paid in kind (by way of example, if the Proceeds consist of shares in the capital of the purchaser, the Fee shall consist of shares in the capital of the purchaser).

(b)

Any costs, such as legal, accounting or similar expenses, that are directly attributable to the sale of Granisol, shall be borne by PEDX. The Company shall not incur any such expenses for the account of PEDX without the prior written approval of PEDX.

3.	Confidentiality

(a)

The Company acknowledges that its President is an executive officer and a director of PEDX and that it is already in possession of, and will during the Term continue to come into possession of, Confidential Information (as hereinafter defined). For the purposes of this Agreement, Confidential Information” means information, whether or not originated by the Company that relates to the business or affairs of PEDX, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by PEDX, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

		(i)	PEDX’s assets, as well as information relating to strategies, research, communications, business plans, and financial data of PEDX and any information of PEDX which is not readily publicly available;

(ii)

work product resulting from or related to work or projects performed for or to be performed for PEDX or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(iii)

any intellectual property contributed to PEDX, and any other technical and business information of PEDX, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character;

(iv)

internal PEDX personnel and financial information, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the business of PEDX;

(v)

marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of PEDX that have been or are being discussed; and

(vi)

all information that becomes known to the Company as a result of this Agreement or the services performed hereunder that the Company, acting reasonably, believes is confidential information or that PEDX takes measures to protect.

Confidential Information does not include:

(i)

the general skills and experience gained by the Company during the Company’s provision of the Services to PEDX that the Company could reasonably have been expected to acquire in similar retainers or engagements with other companies;

(ii)	information publicly known without breach of this Agreement or similar agreements; or

(iii)

information, the disclosure of which by the Company is required to be made by any law, regulation or governmental authority or legal process of discovery (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to PEDX, and to the extent reasonably possible in the circumstances, PEDX is afforded an opportunity to dispute the requirement.

(b)

All Confidential Information, whether it is developed by the Company during the Term or by others employed or engaged by or associated with PEDX or its affiliates, is the exclusive and confidential property of PEDX or its affiliates, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.

(c)

At all times during and subsequent to the Company’s retainer with PEDX, the Company will not disclose Confidential Information to any person other than as necessary in carrying out the Services, or as may be required by applicable law or legal process of discovery, without first obtaining the written consent of PEDX, and the Company will take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information disclosed by PEDX to it. This prohibition includes, but is not limited to, disclosing or confirming the fact that any similarity exists between the Confidential Information and any other information.

(d)

At all times during and subsequent to the Company’s retainer with PEDX, the Company will not use, copy, transfer or destroy any Confidential Information other than as necessary in carrying out the Services, or as may be required by applicable law or process of discovery, without first obtaining the written consent of PEDX and the Company will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information disclosed by PEDX to the Company.

(e)

Within ten (10) business days after the expiration or earlier termination of this Agreement for any reason, the Company will promptly deliver to PEDX all property of or belonging to or administered by PEDX in the Company’s custody, including without limitation all Confidential Information that is embodied in any form, whether in hard copy or on electronic media.

(f)	The provisions of this Section 3 shall survive the expiration or earlier termination of this Agreement.

4.	Term

(a)

The parties hereto agree the term (the “Term”) of this Agreement shall commence upon the Effective Date and expire on the first anniversary of the Effective Date, unless otherwise terminated in accordance herewith.

	(b)	Either party may terminate this Agreement by written notice to the other party.

(c)	The provisions of Section 2 and 3 of this Agreement shall survive the termination of this Agreement.

5.	Entire Agreement

Assignment; Successors and Assigns:

(a)

This Agreement contains the entire agreement between the parties hereto and cannot be changed, modified or amended unless such change, modification or amendment is in writing and executed by the parties hereto.

(b)

This Agreement may not be assigned by the Company. PEDX may assign this Agreement but only in connection with an internal reorganization of PEDX in which it transfers the Granisol asset to a subsidiary of PEDX and, in such event, it shall only be permitted to this Agreement to that subsidiary.

(c) The benefits of, and obligations under, this Agreement shall inure to, and be binding upon, the parties hereto and their respective successors and permitted assigns.

6.	Governing Law

This Agreement shall be construed under and in accordance with, and be governed for all purposes by, the laws of the State of Nevada (without regard to the conflicts of law principles thereof).

7.	Miscellaneous

(a)

This Agreement constitutes the entire agreement between the parties with respect to its subject matter, and supersedes any prior understandings and agreements between the parties with respect to its subject matter. Further, there is no agreement, commitment arrangement or understanding between the parties pursuant to which the Company will act as advisor or agent of PEDX. There are no representations, warranties, forms conditions, undertakings or collateral agreements, express implied or statutory between the parties other than as expressly set forth in this Agreement. Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or unenforceability of such provisions in any other jurisdiction.

(b)

The Company is an independent contractor. The Company shall be responsible for, and shall keep PEDX indemnified and held harmless from and against, any and all claims, demands, suits, actions or proceedings of any nature asserted against PEDX, or for which PEDX may become liable, that arise out of the provision of the Services by the Company.

(c) The Company shall be responsible for ensuring compliance with all applicable laws and regulatory requirements in respect of its activities relating to this Agreement.

(d) Any notice, request, instruction or other document to be given hereunder by either party hereto to the other shall be in writing, and delivered personally or by overnight courier.

(e)	The headings of sections in this Agreement are for reference only and shall not limit or control the meaning thereof.

(f)

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single agreement. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first set forth above.

IN WITNESS WHEREOF, the parties have set their hands and seals as of the day and year first above written.

PEDIATRX INC.		PHYS PHARMA LLC

Per:		Per:

	/s/ Joseph Carusone		/s/ Dr. Cameron Durrant
	Signature		Signature

	Joseph Carusone		Dr. Cameron Durrant
	Name		Name

	Director		Owner
	Title		Title